Exhibit 99.1

August 19, 2008             FOR IMMEDIATE RELEASE

Contact: Jack Reasor, 804-968-4023 (jreasor@odec.com)

NOVEC and ODEC Sign Separation Agreement for Wholesale Power Supply

(Glen Allen, VA) Northern Virginia Electric Cooperative (NOVEC) and Old Dominion Electric Cooperative (ODEC) have jointly announced the signing of a separation agreement. Under the terms of the agreement, NOVEC will be able to pursue and contract for wholesale power from other suppliers, while ODEC will be in a position to better focus its attention on its core business model and serve its member cooperatives. If approved by the Federal Energy Regulatory Commission (FERC) and the United States Department of Agriculture’s Rural Utilities Service (RUS), ODEC will cease the provision of wholesale power to NOVEC after December 31, 2008.

The separation agreement is dated August 15, and was approved by the boards of directors of ODEC and NOVEC earlier this month.

NOVEC is a not-for-profit corporation that distributes electricity to over 140,000 customers in portions of the counties of Fairfax, Fauquier, Loudoun, Prince William, Stafford and Clarke and the City of Manassas Park in Virginia. ODEC is a generation and transmission cooperative that provides wholesale power to NOVEC and 11 other member electric distribution cooperatives in Virginia, Delaware and Maryland.

“This agreement is in the mutual best interest of the consumer-members of NOVEC and the consumer-members of the other 11 electric cooperatives served by ODEC,” said Jackson E. Reasor, Jr., ODEC President and CEO. “The agreement will allow NOVEC the opportunity and flexibility its management and board have sought to pursue alternative power supply resources while also allowing our other 11 member distribution cooperatives to move ahead jointly and set priorities to meet the increasing energy demands of the future.”

“I truly believe separation at this time is in the best interest of both organizations,” said Stan Feuerberg, NOVEC President and CEO. “Providing our 140,000 customers with reliable, competitively priced electricity is a central focus for our entire NOVEC team. The signing of the separation agreement affords us the opportunity to directly manage the risks associated with power supply, and to seek relationships with power providers that share our goal of bringing greater rate stability to our customer-owners. We wish ODEC and its member distribution cooperatives success in doing the same for their customers,” he concluded.

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